Exhibit 99.1

Annette L. Nazareth Appointed to Broadridge Board of Directors

New York August 10, 2021 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader, is pleased to announce the appointment of Annette L. Nazareth as an independent member of its Board of Directors, effective August 10, 2021. Following her appointment, Broadridge’s Board consists of 12 members, 10 of whom are independent.
Ms. Nazareth is a Senior Counsel of Davis Polk & Wardwell and until recently headed the Trading and Markets practice in Davis Polk’s Financial Institutions Group, which is one of the most widely recognized practices in the field. She is an experienced financial markets regulator, former SEC Commissioner, and recognized authority on financial markets regulatory issues. She has spent much of her career advising boards of directors on corporate governance matters.

“Annette is a well-respected thought leader, lawyer and policymaker whose lifetime of experience in government service and around the financial services industry will greatly benefit Broadridge’s Board of Directors,” said Rich Daly, executive chairman of the Board. “As Broadridge continues to focus on growing its business across governance, capital markets and wealth and investment management, we look forward to having Annette’s guidance and viewpoint on how to best address the evolving regulatory landscape as we develop next-gen technology to help clients be ready for what’s next.”

Ms. Nazareth has been a key player in financial services regulation for much of her career. She joined the SEC Staff in 1998 as a Senior Counsel to Chairman Arthur Levitt and then served as Interim Director of the Division of Investment Management. She served as Director of the Division of Market Regulation (now the Division of Trading and Markets) from 1999 to 2005. As Director, she oversaw the regulation of broker-dealers, securities exchanges and clearing agencies. In 2005, she was appointed an SEC Commissioner. During her tenure at the Commission, she worked on numerous groundbreaking initiatives, including execution quality disclosure rules, implementation of equities decimal pricing, short sale reforms, corporate debt transparency rules and modernization of the national market system. Earlier in her career Ms. Nazareth held a number of senior positions at investment banks.

“Broadridge plays a leading role in supporting its clients and the financial services industry ecosystem by developing and delivering the critical infrastructure that powers investing, governance and communications,” said Ms. Nazareth. “As a regulator and in private practice, I have always been impressed with Broadridge’s passion around governance best practices and I look forward to working with management and the Board as we continue to address the new challenges of tomorrow.”

Ms. Nazareth is on the boards of Figure Acquisition Corp I and Athena Technology Acquisition Corp and currently serves as the Operating Lead of a private-sector led international Taskforce on Scaling Voluntary Carbon Markets. She also serves on several not-for-profit boards.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $4.5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge’s infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge’s technology and operations platforms underpin the daily trading of on average more than U.S. $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 12,000 associates in 21 countries. For more information about us and what we can do for you, please visit www.broadridge.com.

Investors:
W. Edings Thibault
Investor Relations
+ 1 516-472-5129
Edings.thibault@broadridge.com

Media:
Gregg Rosenberg
Corporate Communications
+1 212-918-6966
Gregg.rosenberg@broadridge.com